UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2016

KCG HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-54991	38-3898306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

545 Washington Boulevard, Jersey City, NJ 07310

(Address of principal executive offices) (Zip Code)

(201) 222-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On September 26, 2016, CBOE Holdings, Inc. (“CBOE”) and Bats Global Markets, Inc. (“Bats”) announced that they had entered into a definitive merger agreement pursuant to which CBOE would acquire Bats. Upon completion of the merger, each share of Bats common stock, par value $0.01 per share (“Bats Common Stock”) will be converted into the right to receive $10.00 in cash and 0.3201 shares of CBOE common stock. Shareholders of Bats will have the right to elect to receive mixed consideration, all cash or all CBOE common stock, subject to proration. A wholly-owned subsidiary of KCG Holdings, Inc. (“KCG”) holds 13,233,742 shares of Bats Common Stock (or approximately 13.8% of the total outstanding shares of Bats Common Stock based on 95,679,427 shares outstanding as of the April 15, 2016 initial public offering).

In connection with its sale of shares in the initial public offering of Bats in April 2016, KCG agreed to a lock-up agreement that restricts KCG’s ability to transfer shares of Bats Common Stock for a period of time following the initial public offering. Pursuant to the terms of the lock-up agreement, approximately 4.4 million shares of Bats Common Stock held by KCG will be released from the lock-up on October 13, 2016. If the merger between CBOE and Bats is completed, the lock-up agreement will terminate and any shares of CBOE common stock that KCG receives in the transaction will be freely transferable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned’s duly authorized signatory.

Dated: September 26, 2016

KCG HOLDINGS, INC.

By:	/s/ John McCarthy

Name:	John McCarthy
Title:	General Counsel